Exhibit 99.1
Contact:
Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
617-542-5300
cyno@investorrelations.com
CYNOSURE ENTERS INTO PATENT CROSS-LICENSE AGREEMENT WITH
PALOMAR MEDICAL TECHNOLOGIES
Westford, MA — November 7, 2006 — Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced that it has entered into a patent license agreement with Palomar Technologies, Inc. (NASDAQ: PMTI).
Under the agreement, Cynosure obtains a non-exclusive license to integrate into its product line certain hair removal technology covered by specified U.S. and foreign patents held by Palomar, and Palomar obtains a non-exclusive license under certain U.S. and foreign patents held by Cynosure. Cynosure will make a one-time payment to Palomar of $10 million for royalties related to prior sales of hair removal-only systems including Cynosure’s Apogee® family of products and the PhotoLight™, Acclaim® 7000 and PhotoSilk Plus systems. The payment was recorded as an operating expense in the Company’s third-quarter 2006 financial results, announced in a separate news release today.
Cynosure has agreed to pay a royalty to Palomar on Cynosure’s future sales of certain hair removal products until all of the specified patents expire or all of the claims under the specified patents are no longer valid. The royalty rate will range from 3.75% to 7.5% of net sales beginning October 1, 2006, depending upon product configuration and energy sources. On a blended basis, Cynosure’s royalty rate is expected to be approximately 3.5% of the Company’s current total revenue. Cynosure’s flagship products, including the Affirm™ system, the Cynergy® system with MultiPlex™ technology and the TriActive LaserDermologySM system, are not subject to any past or future royalties under this agreement.
“We believe our decision to enter into a licensing agreement with Palomar is in the best interest of Cynosure and its stockholders,” said President and Chief Executive Officer Michael Davin. “We avoided the potentially long and expensive legal battle that a number of our competitors are facing. In fact, to this point, we have incurred minimal legal expenses related to the Palomar patents and the agreement does not require Cynosure to pay interest or penalties on past royalties. The ability of Cynosure to license certain patents to Palomar speaks to the value of our intellectual property portfolio and has allowed us to negotiate a lower royalty rate on the Apogee Elite™ System for a two-year period. In licensing the Palomar technology, we have gained significant intellectual property in the form of licenses to two key patents that we plan to use to enhance our current hair-removal product portfolio.”
“This agreement also provides a number of intangible benefits,” Davin continued. “With this agreement in place and the patent licensing issues with Palomar resolved, management’s time, energy and resources can remain entirely focused on advancing Cynosure’s leadership position within the aesthetic laser marketplace. From the perspective of our shareholders, customers and strategic partners, the specter of litigation with Palomar — and the distractions associated with it — has been eliminated.”
About Cynosure, Inc.
Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulsed dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991.
For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosurelaser.com.
Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the anticipated blended royalty rate on Cynosure’s current total revenue, Cynosure’s planned usage of the patents licensed from Palomar, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including our history of operating losses, our reliance on sole source suppliers, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s Annual Report on Form 10-K filed with the SEC. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.
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